Exhibit 10.2

THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT TO THIS SECURED PROMISSORY NOTE SHALL BE EFFECTIVE UNDER THE ACT OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS THEN AVAILABLE AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH APPLICABLE SECURITIES LAWS.

THIS PROMISSORY NOTE HAS BEEN ISSUED WITH A 10% ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), DR. JOSÉ R. ROSAS-BUSTOS, A REPRESENTATIVE OF THE COMPANY WILL, BEGINNING TEN DAYS AFTER THE ISSUE DATE OF THIS PROMISSORY NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). DR. JOSÉ R. ROSAS-BUSTOS MAY BE REACHED AT TELEPHONE NUMBER 807-700-6696.

EIGENQ, INC.

SECURED PROMISSORY NOTE

$22,225,000	New York, NY

No. 2026-001	September 17, 2026

EigenQ, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to EOT AC LLC (the “Holder”), or the Holder’s successors or permitted assigns, the principal sum of $22,225,000, together with interest, in the manner provided herein. This Secured Promissory Note (this “Promissory Note”) is one of a series of secured promissory notes of the Company (collectively, the “Promissory Notes”) issued pursuant to that certain Securities Purchase Agreement dated September 17, 2026 (as may be amended from time to time, the “Purchase Agreement”), by and among the Company and the purchasers named therein. The terms of the Promissory Notes (including this Promissory Note) are and will be identical except as to the name of the Holder thereof and the original principal amount thereof. The Promissory Notes shall rank equally without preference or priority of any kind over one another, and all payments of interest and principal, and all capitalizations of interest, with respect thereto shall be made or effected ratably in proportion to the outstanding principal balance represented by each Promissory Note. The Company and Holder acknowledge that the initial principal sum of this Promissory Note as of the issue date shall be as set forth above, which includes a Two Million Two Hundred Twenty-Two Thousand Five Hundred Dollars ($2,222,500) original issue discount. Capitalized terms not defined herein have the meanings ascribed to such terms in the Purchase Agreement.

1. Maturity Date; Pre-Payment.

(a) Maturity Date. Unless exchanged pursuant to Section 3, all amounts outstanding and unpaid under this Promissory Note, including any PIK Interest Amounts (as defined below) added to the principal balance hereof and any then unpaid and accrued interest, plus a premium equal to 30% of the original principal amount of this Promissory Note, shall be due and payable upon demand by the Holder on, or at any time following March 17, 2027 (the “Maturity Date”); provided, however, that the Maturity Date shall be automatically extended to June 17, 2027 if, as of the initial Maturity Date, (i) the Business Combination Agreement has not been terminated and (ii) the Outside Date (as defined in the Business Combination Agreement) is at least six (6) months following the extended Maturity Date.

(b) Pre-Payment. Other than as specifically permitted by this Promissory Note, this Promissory Note may not be prepaid, without the written consent of the Required Holder (as defined in the Purchase Agreement).

2. Interest. The Company shall pay interest on the outstanding principal amount hereof (including any PIK Interest Amount added to the principal balance hereof), which shall accrue beginning on the issue date set forth above at a rate equal to (i) eight percent (8%) per annum for any interest paid in cash (the “Cash Interest Rate”) and (ii) ten percent (10%) per annum for any interest paid in kind by adding such accrued and unpaid interest to the outstanding principal balance of this Promissory Note (the “PIK Interest Rate” and, together with the Cash Interest Rate, as applicable, the “Interest Rate”), in each case computed on the basis of the actual number of days elapsed and a year of 365 days from the issue date of this Promissory Note until the principal amount and all interest accrued thereon are paid or exchanged, as provided herein. Interest shall be due and payable monthly in arrears on the last Business Day of each calendar month (each, an “Interest Payment Date”). On each Interest Payment Date, the Company may elect to pay the interest accrued during the applicable interest period either (A) in cash at the Cash Interest Rate or (B) in kind at the PIK Interest Rate by adding the amount of such accrued and unpaid interest (the “PIK Interest Amount”) to the outstanding principal balance of this Promissory Note, whereupon such PIK Interest Amount shall constitute principal hereunder and thereafter shall bear interest as principal. The Company shall provide the Holder written notice of any election to pay interest in kind not less than five (5) Business Days before the applicable Interest Payment Date; that the Company may indicate in such written notice that the election contained therein shall apply to future Interest Payment Dates until revised by a subsequent written notice. Subject to the foregoing, if the Company fails to timely deliver such notice for any Interest Payment Date, the Company shall pay all interest due on such Interest Payment Date in cash at the Cash Interest Rate.

3. Conversion in Connection with Business Combination.

(a) Upon the Business Combination Closing, without any action on the part of the Holder, the Company or any other party to the Business Combination Agreement, any amounts outstanding under this Promissory Note, including any PIK Interest Amounts, accrued and unpaid interest, fees or applicable premiums, as of the day prior to such Business Combination Closing (such aggregate amount, the “BC Conversion Amount”), shall automatically be exchanged for a Senior Secured Convertible Promissory Note of the Successor Public Company with an original principal amount equal to the BC Conversion Amount in substantially the form attached hereto as Exhibit A (the “PubCo Note”). For purposes of calculating the BC Conversion Amount, any interest accrued but unpaid as of the day prior to the Business Combination Closing with respect to the then-current interest period for which no election pursuant to Section 2 has been made shall be computed at the PIK Interest Rate.

(b) If this Promissory Note is to be automatically exchanged pursuant to Section 3(a), written notice shall be delivered to the Holder notifying the Holder of the exchange to be effected, specifying the BC Conversion Amount and the date on which such exchange is expected to occur, provided that failure of such notice shall not impact the exchange of the Promissory Note as provided herein. The Holder agrees to deliver the original of this Promissory Note if issued in physical form (or a notice to the effect that the original Promissory Note has been lost, stolen or destroyed and an agreement acceptable to the Company and Successor Public Company whereby the Holder agrees to indemnify the Company and Successor Public Company for any loss incurred by it in connection with this Promissory Note) at the Business Combination Closing for cancellation; provided, however, that upon such Business Combination Closing, this Promissory Note shall be deemed exchanged for the PubCo Note and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. Together with the delivery of the PubCo Note, Successor Public Company shall execute and deliver a perfection certificate and security agreement in substantially the same form as delivered by the Company pursuant to the Purchase Agreement, and the Company shall deliver a subsidiary guaranty, in substantially the form attached hereto as Exhibit B (the “Subsidiary Guaranty”), guaranteeing the obligations of Successor Public Company under the PubCo Note and other Transaction Documents (as defined in the Purchase Agreement). In addition, the Liens of the Collateral Agent in the property and assets of the Company to secure this Promissory Note shall survive the exchange contemplated by this Section 3(b) and continue to secure the Successor Public Company’s obligations under the PubCo Note and the Company’s obligations under the Subsidiary Guaranty.

4. Covenants.

(a) The Company shall designate all payments due under this Promissory Note as senior secured Indebtedness, and the Promissory Notes shall rank pari passu with each other and shall rank senior in right of payment with all other Indebtedness of the Company.

(b) The Company (i) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Promissory Note; and (ii) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Promissory Note, but will suffer and permit the execution of every such power as though no such law has been enacted. Notwithstanding anything to the contrary in this Promissory Note or any other Transaction Document, it is the intention of the Company and the Holder that the Holder shall never be entitled to receive, collect, reserve or apply, as interest on this Promissory Note (or any other amount deemed to be interest under applicable law), any amount in excess of the maximum rate of interest permitted to be charged by applicable law (the “Maximum Lawful Rate”). If any provision of this Promissory Note or any other Transaction Document would obligate the Company to pay interest at a rate exceeding the Maximum Lawful Rate, the interest rate payable hereunder shall automatically be reduced to the Maximum Lawful Rate, and any amount previously received by the Holder in excess of the Maximum Lawful Rate shall be applied to reduce the outstanding principal (without any prepayment premium or penalty) or, if the principal has been paid in full, promptly refunded to the Company. In determining whether the interest paid or payable, under any specific contingency, exceeds the Maximum Lawful Rate, the Company and the Holder shall, to the extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate and spread the total amount of interest throughout the entire term of this Promissory Note so that the interest rate is uniform throughout such term. Notwithstanding the foregoing waivers, nothing in this Section 4(b) is intended to, or shall be construed to, waive any right of the Company that may not be waived as a matter of applicable law.

(c) The Company shall use reasonable best efforts to cause each of the conditions precedent to the Business Combination Closing set forth in the Business Combination Agreement to be satisfied and shall not take, or omit to take, any action that would give either party the right to terminate the Business Combination Agreement or that would otherwise result in the failure of any condition precedent to the Business Combination Closing to be satisfied provided nothing herein shall require the Company to waive the breach or default of any other party under the Business Combination Agreement.

(d) The Company shall maintain unrestricted cash and cash equivalents (which shall be held in deposit accounts subject to an Account Control Agreement (as defined in the Security Agreement)) of at least $7,500,000 at all times and at least $10,000,000 as of the last day of each fiscal quarter of the Company. For the avoidance of doubt, no cure period shall apply to a breach of this Section 4(d).

(e) The Company shall provide the Holder prompt written notice, and in any event within two (2) Business Days after the Company becomes aware, of any SEC comment letter relating to the Business Combination Registration Statement, any written allegation of breach of the Business Combination Agreement, any written notice of termination of the Business Combination Agreement from any party thereto, any updated redemption tally received from PubCo’s transfer agent or a proxy solicitor engaged by PubCo or the Company in connection with the Business Combination, and any event or circumstance that would reasonably be expected to give any party a right to terminate the Business Combination Agreement or cause any condition precedent to the Business Combination Closing to fail to be satisfied. The Company shall also provide the Holder biweekly written status updates regarding the Business Combination until the Business Combination Closing.

(f) The Company shall use reasonable best efforts to cause: (i) the Company’s response to any comment letter received from the SEC regarding the Business Combination Registration Statement, whether in connection with any confidential submission thereof or any public filing thereof, to be submitted or filed with the SEC no later than twenty-one (21) days after receipt of such comment letter; and (ii) the Business Combination Registration Statement to be declared effective by the SEC no later than six (6) months after the Registration Statement Submission Date (as defined herein). The Company shall cause: (iii) the SVAQ Shareholders Meeting to be duly called, noticed and convened no later than forty-five (45) days following the effectiveness of the Business Combination Registration Statement, and shall not adjourn or postpone the SVAQ Shareholders Meeting more than twice or for more than ten (10) Business Days in the aggregate without the prior written consent of the Required Holder; and (iv) the Business Combination Closing to occur no later than the earlier of (a) the later of (1) sixty (60) days following the effectiveness of the Business Combination Registration Statement if such effectiveness occurs in calendar year 2026, or forty-five (45) days following such effectiveness if such effectiveness occurs in calendar year 2027 and (2) five (5) Business Days following the SVAQ Shareholders Meeting and (b) June 30, 2027. For the avoidance of doubt, the obligations set forth in clauses (iii) and (iv) above are absolute, are not qualified by any efforts standard, and shall not be excused by the failure of any condition to the Business Combination Closing to be satisfied. “Registration Statement Submission Date” means August 14, 2026, being the date of the initial confidential submission of the Business Combination Registration Statement to the SEC.

(g) While any Promissory Notes are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without the written consent or affirmative vote of the Required Holder:

(i)	liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation (other than the Business Combination contemplated by the Business Combination Agreement) or any sale of all or substantially all of its assets, or consent to any of the foregoing;

(ii)	amend, alter or repeal any provision of the Company’s Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences or rights of the Promissory Notes;

(iii)	purchase or redeem or pay or declare any dividend or make any distribution on, any capital stock of the Company;

(iv)	enter into, or enter into a material variation of, any agreement or transaction with any affiliate of the Company; provided however that no approval shall be required for issuance of stock options, restricted stock units or other similar equity-linked awards to employees or other eligible persons under the Company’s equity incentive plan or other similar arrangements established by the Company;

(v)	create, incur or issue, or authorize the creation, incurrence or issuance of, or otherwise suffer to exist any Indebtedness other than Permitted Indebtedness (as defined in Section 8);

(vi)	incur, create, assume or suffer to exist any Lien on any of the Company’s property assets, whether now owned or hereafter acquired except for Permitted Liens (as defined in Section 8);

(vii)	sell, lease, assign, transfer, or otherwise dispose of any of its assets other than inventory disposed of in the Ordinary Course of Business;

(viii)	make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, securities of, any Person, except (i) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (ii) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having assets in excess of $250,000,000,000.00; (iii) money market funds; or (iv) any other Permitted Investments (as defined in Section 8);

(ix)	form, create, organize, acquire or permit to exist any Subsidiary, unless (A) within thirty (30) days after such formation, creation, organization or acquisition (or such longer period as the Required Holder may agree in writing), such Subsidiary shall have (1) executed and delivered to the Collateral Agent a joinder to the Security Agreement (or a separate security agreement in form and substance substantially similar to the Security Agreement) granting to the Collateral Agent, for the benefit of the holders of the Promissory Notes, a first priority perfected security interest in substantially all of the assets and properties of such Subsidiary, (2) executed and delivered to the Collateral Agent a subsidiary guaranty in substantially the form attached hereto as Exhibit B (or such other form reasonably satisfactory to the Required Holder), guaranteeing the obligations of the Company under the Promissory Notes and the other Transaction Documents, and (3) delivered to the Collateral Agent a perfection certificate with respect to such Subsidiary, together with all certificates, instruments, agreements, documents and filings (including UCC financing statements) necessary or advisable to perfect the Collateral Agent’s security interest in such Subsidiary’s assets; (B) the Company shall have pledged (or caused to be pledged) to the Collateral Agent 100% of the issued and outstanding equity interests of such Subsidiary; and (C) the Company shall have delivered to the Holder a certificate of a responsible officer of the Company certifying that the formation, creation, organization or acquisition of such Subsidiary does not violate any of the terms of this Promissory Note or any other Transaction Document;

(x)	redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Promissory Notes) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness, if at the time such payment with respect to such Indebtedness is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing;

(xi)	repay, prepay, redeem, repurchase any Indebtedness or otherwise make any payment in respect of any Indebtedness other than trade payables incurred and paid in the Ordinary Course of Business;

(xii)	amend, modify or waive any of the terms or conditions of the Business Combination Agreement; provided, however, that, once the Holder has funded the first $20,000,000 in principal amount under the Promissory Notes, the Company shall provide written notice (e-mail to suffice) to the Required Holder of any proposed amendment, modification or waiver of the Business Combination Agreement and the Required Holder shall have five (5) Business Days from receipt of such notice to approve or reject such proposed amendment, modification or waiver in writing. If the Required Holder does not respond in writing (e-mail to suffice) within such five (5) Business Day period, such proposed amendment, modification or waiver shall be deemed approved by the Required Holder. For the avoidance of doubt, no cure period shall apply to a breach of this Section 4(g)(xii).

(xiii)	directly or indirectly, solicit, initiate, encourage, enter into, continue or otherwise participate in any discussions or negotiations concerning any alternative transaction to the Business Combination contemplated by the Business Combination Agreement, including, without limitation, any business combination (other than the Business Combination), any initial public offering, any financing (other than the SPV Financing and the financing contemplated by the Purchase Agreement), any dividend recapitalization or other transaction that would be an alternative to or substitution for the transactions contemplated by the Business Combination Agreement and/or the Purchase Agreement;

(xiv)	permit the occurrence of any event, for any reason, pursuant to which Dr. José R. Rosas-Bustos ceases to serve as Chief Executive Officer of the Company or Dr. Jesse Van Griensven Thé ceases to serve as Chairman of the Company (whether as a result of death, disability or incapacity, resignation, termination (with or without cause), removal, or otherwise), in each case without the prior written consent of the Required Holder; provided, that a cessation resulting solely from a leave of absence shall not constitute an Event of Default under this clause (i) unless such individual has not resumed serving in such capacity within forty-five (45) calendar days of the commencement of such leave; or

(xv)	permit any breach of any representation, warranty, covenant or other agreement contained in any Transaction Document (including the Company’s failure to consummate the Additional Closing (as defined in the Purchase Agreement) if the Required Holder is ready, willing and able to consummate the same), it being agreed that any such breach shall constitute an Event of Default under this Promissory Note.

5. Rights Upon Event of Default.

(a) Upon the occurrence and during the continuance of an Event of Default, if elected by the Required Holder, all amounts outstanding and unpaid under this Promissory Note, including any PIK Interest Amounts added to the principal balance hereof and any then unpaid and accrued interest, together with an additional premium equal to forty percent (40%) of the original principal amount of this Promissory Note, shall become due and payable without any notice, declaration, or other act on the part of the Holder. Upon the occurrence and during the continuance of an Event of Default, subject to Section 5(d) below, the Holder may exercise any or all of its rights, powers, or remedies under applicable law. If any amount payable hereunder is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at a rate equal to the applicable Interest Rate plus (a) five percentage points (5%) and (b) an additional five percentage points (5%), stepping up to ten percentage points (10%) after 90 calendar days from the date of such non-payment (for the avoidance of doubt, resulting in a total default rate of the applicable Interest Rate plus fifteen percentage points (15%) after such 90-day period), until such amount is paid in full.

(b) As used herein, an “Event of Default” shall mean the occurrence of any one of the following events, which, in the case of clause (A) below (other than a breach of Section 4(d) or Section 4(g)(xii)), if curable, is not cured by the Company within ten (10) days following such Event of Default, unless the Holder has waived such Event of Default by delivery of written notice of such waiver to the Company: (A) a breach of any representation, warranty, covenant or agreement of the Company contained in the Purchase Agreement, this Promissory Note or any other Transaction Document; (B) failure to pay any amount of principal or interest due hereunder when due (including by exchange in connection with the Business Combination Closing) and if such failure remains uncured for a period of at least five (5) Business Days; (C) entry of a decree or order by a court having jurisdiction adjudging the Company bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) days; or (D) the commencement by the Company of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by the Company to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the discontinuance of the business, dissolution, winding up, liquidation or cessation of the existence by or of the Company, or the taking of corporate action by the Company in furtherance of any such action; (E) the adoption by the Company’s Board or stockholders of any resolution for the liquidation, dissolution or winding up of the Company; (F) the Company fails to pay when due any of its Indebtedness (other than Indebtedness arising under this Promissory Note), or any interest or premium thereon, when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (G) one or more judgments or decrees in an aggregate principal amount in excess of $1,000,000 shall be entered against the Company and all of such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; (H) there shall have occurred any Material Adverse Effect; (I) the Business Combination Agreement is terminated, canceled or otherwise ceases to be in full force and effect; or (J) Sponsor or SVAQ has failed to perform any term or condition of the Founder Shares Transfer Agreement, dated as of September 17, 2026, by and among SVAQ, Sponsor and Holder, including the obligation to amend the Insider Letter (as defined therein) in accordance with Section 1(e) thereof.

(c) Upon the occurrence of an Event of Default, the Company shall promptly, and in any event within two (2) Business Days after the occurrence of such Event of Default, deliver written notice thereof to the Holder.

(d) Notwithstanding anything herein to the contrary, (i) no Holder other than the Required Holder shall be entitled to exercise any right, power or remedy arising from an Event of Default (including demanding or suing for payment of any amount that became due pursuant to Section 5(a), directing the Collateral Agent or commencing any enforcement action in respect of this Promissory Note or the Collateral) without the prior written consent of the Required Holder, and any action taken in violation of this clause (i) shall be null and void ab initio; and (ii) the Required Holder may, on behalf of and binding upon all holders of Promissory Notes, waive any Event of Default and rescind and annul any acceleration and its consequences (including any premium that became due solely as a result thereof); provided, that no such waiver or rescission shall extend to any subsequent or other Event of Default.

6. General.

(a) Successors and Assigns. This Promissory Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the Holder, and their respective successors and assigns.

(b) Security. This Promissory Note and the Company’s obligations hereunder are secured by a first priority lien in substantially all of the Company’s property and assets pursuant to the Security Agreement.

(c) Amendment; Waiver; Notice. Any provision of this Promissory Note and the other Promissory Notes may be amended, waived or modified upon the written consent of the Company and the Required Holder, and any such amendment, waiver or modification shall be binding upon the Holder and each holder of the other Promissory Notes and their respective transferees and assigns, whether or not such Person consented thereto; provided, that no such amendment, waiver or modification shall, without the prior written consent of the Holder, (i) impose any additional obligation or liability on the Holder or (ii) apply to the Holder in a manner disproportionately adverse relative to its application to the Promissory Notes held by the Required Holder. The provision of notice by and between the Company and the Holder will be governed by the terms of Section 9(f) of the Purchase Agreement.

(d) Transfer. The terms and conditions of this Promissory Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Company may not assign or transfer any of its rights, or delegate any of its obligations, hereunder to another Person without the prior written consent of the Required Holder.

(e) Governing Law. The provisions of Section 9(a) of the Purchase Agreement are incorporated herein by reference and made a part hereof mutatis mutandis.

(f) Severability. If one or more provisions of this Promissory Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Promissory Note and the balance of the Promissory Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

(g) Counterparts. This Promissory Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF) or other transmission method complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(h) Absolute Obligation. No provision of this Promissory Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal amount of this Promissory Note, and accrued but unpaid interest thereon, in each case, at the times, place, and rate, and in the coin or currency, herein prescribed. This Promissory Note is a direct debt obligation of the Company and is an absolute obligation to pay. All payments hereunder shall be made without setoff, counterclaim or defense of any kind whatsoever.

7. Intentionally Omitted.

8. Certain Definitions. For purposes of this Promissory Note, the following terms shall have the following meanings:

(a) “Business Days” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(b) “Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets.

(c) “Ordinary Course of Business” means, in respect of any transaction involving the Company or Subsidiary, the ordinary course of the Company or such Subsidiary’s business in accordance with (a) the usual and customary customs and practices in the kind of business in which the Company or such Subsidiary is engaged, (b) the past practice and operations of the Company or such Subsidiary, or (c) the proposed and planned practices, activities and operations of the Company or such Subsidiary as described in the Business Combination Registration Statement, and in each case, undertaken by the Company or such Subsidiary in good faith and not for purposes of or having the practical effect of evading any covenant or restriction in any Transaction Document.

(d) “Permitted Indebtedness” means (i) Indebtedness evidenced by this Promissory Note and the Other Promissory Notes; (ii) Indebtedness set forth on the Perfection Certificates as in effect as of the Subscription Date; provided that the terms of such Indebtedness shall not be amended, restated, supplemented or otherwise modified after the Subscription Date in any manner that would (A) increase the principal amount thereof, (B) shorten the maturity or accelerate the amortization schedule thereof, (C) increase the rate of interest payable thereon, (D) add or expand any security or collateral therefor, (E) add or modify any covenant, Event of Default or other material term in a manner adverse to the Company or the holders of the Promissory Notes, or (F) otherwise be materially adverse to the interests of the holders of the Promissory Notes, in each case without the prior written consent of the Required Holder (iii) unsecured Indebtedness in connection with SPV Financing (as defined in the Purchase Agreement) in an aggregate amount not to exceed $5,000,000; provided, that such Indebtedness is expressly subordinated to the Promissory Notes pursuant to an intercreditor or subordination agreement in form and substance satisfactory to the Required Holder, and provides that the holders thereof shall have no right to declare or enforce any Event of Default or exercise any remedies for so long as any Promissory Notes remain outstanding; (iv) Indebtedness in connection with development projects incurred in the Ordinary Course of Business consistent with the Company’s annual budget as presented to its board of directors; provided that such Indebtedness shall be unsecured and shall not exceed $1,000,000 in aggregate principal amount outstanding at any time; (v) Indebtedness of a Subsidiary to the Company or another Subsidiary or Indebtedness of the Company to a Subsidiary; provided that (A) such Indebtedness is expressly subordinated to the Promissory Notes on terms reasonably satisfactory to the Required Holder, (B) the obligor Subsidiary (if applicable) has executed and delivered the Subsidiary Guaranties and the Security Documents, and (C) any promissory note or other instrument evidencing such Indebtedness is pledged to the Collateral Agent for the benefit of the holders of the Promissory Notes; (vi) to the extent constituting Indebtedness, Investments by the Company in Subsidiaries; provided that the conditions set forth in clause (v) above are satisfied with respect thereto; (vii) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business; (viii) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business, in any case, in an aggregate amount not to exceed $1,000,000 at any time outstanding; (ix) Indebtedness secured by Liens permitted under clause (iv) of the definition of “Permitted Liens” in an aggregate amount not to exceed $1,000,000 at any time outstanding; (x) Indebtedness incurred in the Ordinary Course of Business in respect of credit cards, credit card processing services, debit cards, stored value cards or purchase cards in an aggregate amount not to exceed $250,000 at any time outstanding; (xi) Indebtedness arising from endorsement of instruments or other payment items for deposit in the Ordinary Course of Business; (xii) Indebtedness incurred in respect of netting services, overdraft protection and other like services, in each case arising in the Ordinary Course of Business; (xiii) Indebtedness in respect of Taxes, assessments, or governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (xiv) other unsecured Indebtedness not otherwise permitted by the foregoing clauses in an aggregate outstanding principal amount not to exceed $1,000,000 at any time; and (xv) any extensions, renewals, refinancings and replacements of any of the foregoing Indebtedness so long as the principal amount of such refinancing or replacement does not exceed the principal amount of the Indebtedness being extended, renewed, refinanced or replaced except by an amount equal to unpaid accrued interest, fees and premiums thereon; provided that, notwithstanding the foregoing, and if the Indebtedness being refinanced, renewed, extended or replaced is subordinate to this Promissory Note, then such refinancing, renewal, extended or replacement Indebtedness shall also be subordinate to this Promissory Note. Notwithstanding anything contained herein to the contrary, (x) except for Indebtedness secured by Liens permitted under clause (iv) of the definition of “Permitted Liens”, no Indebtedness permitted under this definition shall be secured by any Lien on any property or assets of the Company or any of its Subsidiaries, (y) no Indebtedness shall be permitted under this definition if, immediately before or after giving effect thereto, an Event of Default exists or would result therefrom and (z) the aggregate amount of all Permitted Indebtedness (excluding the SPV Financing) shall not exceed $3,000,000 in the aggregate.

(e) “Permitted Investments” means (i) Investments existing on the Subscription Date and disclosed in the Initial Perfection Certificate; (ii) Investments consisting of cash and cash equivalents; (iii) Investments by the Company in any Subsidiary that has executed and delivered the Subsidiary Guaranties and the Security Documents; (iv) Investments consisting of extensions of trade credit in the Ordinary Course of Business; (v) Investments consisting of deposits made in the Ordinary Course of Business to secure the performance of leases, licenses, bids, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations, in each case to the extent permitted under the Transaction Documents; (vi) Investments received in connection with the bankruptcy, insolvency, workout or reorganization of, or settlement of delinquent accounts or disputes with, customers and suppliers, in each case in the Ordinary Course of Business; (vii) Investments consisting of loans or advances to employees, officers or directors in the Ordinary Course of Business for travel, entertainment, relocation and similar ordinary course business purposes in an aggregate outstanding amount not to exceed $150,000 at any time; (viii) Investments consisting of endorsements of negotiable instruments for deposit or collection in the Ordinary Course of Business; (ix) investments with respect to development projects of the Company or any Subsidiary; and (x) other Investments not otherwise permitted by the foregoing clauses in an aggregate outstanding amount not to exceed $500,000 at any time; provided that, notwithstanding the foregoing, no Investment shall be permitted if, immediately before or after giving effect thereto, an Event of Default exists or would result therefrom.

(f) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the Ordinary Course of Business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the Ordinary Course of Business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed $1,000,000 at any time, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 5, (viii) Liens of a collecting bank arising in the Ordinary Course of Business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon, (ix) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the Ordinary Course of Business, (x) Liens in respect of non-exclusive licenses, sublicenses and similar arrangements for the use of intellectual property granted to third parties in the Ordinary Course of Business, (xi) security deposits to public utilities or to any municipalities or governmental authority or other public authorities when required by such utility, municipality, governmental authority or other public authority in connection with the supply of services or utilities, (xii) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business, (xiii) Liens existing on the Subscription Date and disclosed in the Perfection Certificates (as defined in the Purchase Agreement), (xiv) Liens on fixtures (but, for the avoidance of doubt, excluding any computing or related equipment) in favor of landlords as may be provided in real property leases entered into in the Ordinary Course of Business, (xv) Liens incurred in the Ordinary Course of Business in connection with the purchase or shipping of goods or assets (and the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets and otherwise arise in the Ordinary Course of Business, and (xvi) any other Liens that are expressly subordinate to the Liens of the Collateral Agent pursuant to a written subordination agreement acceptable to the Collateral Agent and the Required Holder in their sole discretion; provided that, notwithstanding the foregoing, Permitted Liens (other than those described in clauses (i) through (iii) and (vi) through (xiii)) shall not secure Indebtedness in an aggregate outstanding amount in excess of $1,000,000 at any time.

(g) “Person” means an individual, a limited liability company, a limited liability partnership, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

IN WITNESS WHEREOF, this Promissory Note has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representatives of the parties.

COMPANY:

EIGENQ, INC.

By:	/s/ Dr. José R. Rosas-Bustos
Name:	Dr. José R. Rosas-Bustos
Title:	Chief Executive Officer

Accepted and Acknowledged:

HOLDER:

Entity Name:	EOT AC LLC
By:	/s/ Waqas Khatri
Name:	Waqas Khatri
Title:	Authorized Signatory

EXHIBIT A

FORM OF PUBCO NOTE

EXHIBIT B

FORM OF SUBSIDIARY GUARANTY